Exhibit 23.1

Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, Independent Auditor

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-149893 and 333-167508) and Form S-3 (No. 333-167986) of Hillenbrand, Inc. of our report dated February 6, 2013, with respect to the consolidated statements of financial position of Coperion Capital GmbH as of December 31, 2011 and 2010 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, which appears in the Form 8-K/A of Hillenbrand, Inc. dated February 11, 2013.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

February 11, 2013